Exhibit 99.1

Muscle Maker, Inc. Launches Vertical Integration Initiative with AGGIA LLC FZ

AGGIA To Earn Shares of Muscle Maker, Inc. Common Stock at a Premium of $1.5625 Per Share subject to Generating Net Income

Fort Worth, Texas, November 18, 2022– Muscle Maker, Inc. (Nasdaq: GRIL), the parent company of Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep, today announced its new vertical integration initiative by forming a new wholly owned subsidiary, Sadot LLC, and hiring AGGIA LLC FZ (AGGIA) to perform the day-to-day operations of the new subsidiary. AGGIA is an international consulting firm constituted of senior executives with significant backgrounds in the food and agri supply chain industries.

AGGIA’s team possesses expertise on moving various grains and other food products around the world. Sadot LLC will primarily participate in activities such as sourcing, distributing and production of agriculture products. A typical transaction consists of shipping grains via cargo ship from one country to another containing 25,000 to 70,000 metric tons of grains with values ranging between $5 million and $40 million dollars per shipment. These transactions could be thought of as “truckers of the seas” and an integral part of feeding the world.

We have engaged AGGIA on a pay-for-performance basis. AGGIA only earns shares of Muscle Maker common stock if net income is generated by Sadot LLC. The shares of common stock are calculated by dividing the net income generated for an applicable quarter by a premium share price of $1.5625 per share. Over time, AGGIA can gain control of Muscle Maker’s Board of Directors once $9.9 million in net income is generated by Sadot LLC. AGGIA may earn up to 14,424,275 shares of common stock, which would require Sadot LLC generating $22,537,929 in net income. Upon AGGIA earning the maximum amount of shares of common stock, if net income is generated, it shall be accrued as debt.

Michael Roper, Muscle Maker’s CEO, commented, “this is a unique opportunity for Muscle Maker. We get to partner with industry experts in international commodity, merchandising and shipping who have been successful in the past building significant agricultural businesses. AGGIA only earns shares of common stock based on our new subsidiary generating net income calculated at a premium of $1.5625 per share. We were attracted to this structure as it is performance driven, providing for compensation only if net income is generated.”

Roper continued, “another unique component about this opportunity is while we build the vertically integrated company, the current Muscle Maker team will be able to remain focused on the franchising and growth strategy, continue to grow the Pokemoto franchise business model, and open the door for FMCG (fast moving consumer goods) distribution.”

Any incremental costs incurred by Muscle Maker will be paid monthly by Sdaot LLC and all cash on hand in Muscle Maker today remains focused on the Pokémoto franchise strategy.

The arrangement with AGGIA provides that certain components be approved by the shareholders of Muscle Maker. A special meeting of the shareholders will be announced shortly with the goal of approving the transaction.

About Muscle Maker Grill Restaurants

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com